Exhibit 99.1

GSI Technology, Inc. Reports Third-Quarter Fiscal 2008 Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--GSI Technology, Inc. (Nasdaq: GSIT) today announced financial results for its third fiscal quarter ended December 31, 2007. For the quarter, the company earned net income of $1.7 million, or $0.06 per diluted share, on revenue of $14.0 million, compared to net income of $1.5 million, or $0.07 per diluted share, on revenue of $15.3 million in the comparable period a year ago.

For the nine months ended December 31, 2007, the company earned $4.0 million, or $0.14 per diluted share, on revenue of $38.0 million, compared to net income of $6.0 million, or $0.26 per diluted share, on revenue of $44.2 million in the first nine months of fiscal 2007. Diluted earnings per share for the three months and nine months ended December 31, 2007 includes the impact of the company’s issuance of 6,131,111 new shares in its initial public offering that closed on April 3, 2007.

“Third-quarter revenue was approximately 10% higher than in the prior quarter. With the exception of North American distribution, revenues in all regions were up in comparison to the September quarter. Direct and indirect sales to Cisco Systems, our largest customer, grew to $4.2 million compared to $3.7 million in the second quarter," said Lee-Lean Shu, president and chief executive officer. "The improvement in gross margins — to 39.7% from 36.2% in the prior quarter and 35.9% in the comparable period a year ago — is attributable to a shift in product mix during the quarter to higher density, higher margin products. Shipments of 16 megabit and higher density products all grew during the quarter in comparison to the prior quarter and shipments of our SigmaQuad (next generation SRAM) products grew to 5.4% of revenue in the third quarter, compared to 3.1% in the prior quarter."

Inventory was down to $16.8 million from $17.5 million at the end of the second quarter and $24.2 million at March 31, 2007.

Operating margins, which improved to 14.4% from 10.9% in the prior quarter, reflect slightly higher selling, general and administrative expenses that were more than offset by higher gross profit.

Total stock-based compensation costs for the third quarter were $387,000 compared to $374,000 in the second quarter of fiscal 2008 and $591,000 a year ago.

At December 31, 2007, the company had $50.7 million in cash, cash equivalents and short-term investments, $68.4 million in working capital, and stockholders’ equity of $74.0 million.

Regarding the outlook for the quarter ending March 31, 2008, the company currently expects to report net income in the range of $1.4 million to $1.7 million on net revenue of $13.6 million to $14.4 million, with gross margins comparable to those in the third quarter.

About GSI Technology:

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Conference Call

GSI Technology plans to review its financial results for the third quarter of its fiscal year ending March 31, 2008 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PST (4:30 p.m. EST) today, January 31, 2008. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2007	2006	2007	2006

Net Revenue	$13,978	$12,672	$15,251	$37,955	$44,180
Cost of goods sold	8,433	8,084	9,771	23,403	27,213

Gross profit	5,545	4,588	5,480	14,552	16,967

Operating expenses:

Research & development	1,051	1,087	1,312	3,270	3,756
Selling, general and administrative	2,475	2,121	1,740	6,783	4,440
Total operating expenses	3,526	3,208	3,052	10,053	8,196

Operating income	2,019	1,380	2,428	4,499	8,771

Interest and other income, net	496	473	154	1,434	541

Income before income taxes	2,515	1,853	2,582	5,933	9,312
Provision for income taxes	857	604	1,060	1,972	3,293
Net income	$1,658	$1,249	$1,522	$3,961	$6,019

Earnings per share, basic	$0.06	$0.05	$0.21	$0.14	$0.86
Earnings per share, diluted	$0.06	$0.04	$0.07	$0.14	$0.26

Weighted-average shares used in computing per share amounts:

Basic	27,657	27,616	6,282	27,470	6,238
Diluted	28,380	28,673	22,819	28,669	22,745

Stock based compensation included in the Condensed Consolidated Statement of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2007	2006	2007	2006

Cost of goods sold	$82	$70	$113	$237	$154
Research & development	121	122	275	371	371
Selling, general and administrative	184	182	203	541	284
	$387	$374	$591	$1,149	$809
GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2007	March 31, 2007
Cash and cash equivalents	$8,568	$4,275
Short-term investments	42,124	4,000
Inventory	16,768	24,209
Other current assets	10,852	11,686
Net property and equipment	4,816	4,745
Other assets	1,089	995
Total assets	$84,217	$49,910

Current liabilities	$9,931	$11,171
Long-term liabilities	334
Redeemable convertible preferred stock		9,007
Stockholders' equity	73,952	29,732
Total liabilities and stockholders' equity	$84,217	$49,910

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle, Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550